CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" in the Columbia Contrarian Income Fund Class A, B and C Shares Prospectus and the Class Z Shares Prospectus and in the introduction and under the caption "Independent Auditors of the Fund" in the Statement of Additional Information in Post-Effective Amendment Number 133 to the Registration Statement (Form N-1A, No. 2-15184) of Columbia Funds Trust III and to the incorporation by reference to our report dated December 9, 2003 on Columbia Contarian
Income Fund included in the Annual Report to Shareholders for the fiscal year ended October 31, 2003.

                                                          /s/ERNST & YOUNG LLP


Boston, Massachusetts
February 25, 2004